Exhibit 3(iii)

PLAN OF MERGER and SHARE EXCHANGE AGREEMENT

                This Plan of Merger and Share Exchange Agreement (hereinafter call the “Agreement”) is made as of August 4th , 2010 by and between Green Endeavors, Ltd., a Delaware corporation (“Green Delaware”) and Green Endeavors, Inc. a Utah corporation (“Green Utah”).  Green Delaware and Green Utah are sometimes referred to as the “Constituent Corporations.”

Recitals

  Whereas, the authorized capital stock of Green Delaware consists of 500,000,000 shares of Common Stock, $0.001 par value of which 70,879,130 are issued and outstanding and 15,000,000 shares of preferred stock, designated in part as Supervoting Preferred and Classes B Preferred, $0.001 par value of which less than 7,000,000 are issued and outstanding.
  Whereas, the authorized capital stock of Green Utah consists of 1,000,000,000 shares of Common Stock, $0.001 par value of which 0 shares are issued and outstanding and 15,000,000 shares of preferred stock, designated in part as Supervoting Preferred and Class B Preferred, $0.001 par value, of which 0 shares are issued and outstanding.
  Whereas, the directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that Green Delaware merge with and into Green Utah upon the terms and conditions herein provided, for the sole purpose of effecting a change of domicile from the  State of Delaware to the State of Utah.
  Whereas, the merger will have no effect or change in the nature of the business or management of the resulting business operating through the surviving corporation.

Agreement

Now, therefore, the parties do hereby adopt this Plan of Merger and Share Exchange Agreement as encompassed within this Agreement and do hereby agree that Green Delaware shall merge into Green Utah on the following terms, conditions and other provisions as set forth herein:

  TERMS AND CONDITIONS

         A.            Merge.  Green Delaware shall be merged with and into Green Utah (the “Merger”) and Green Utah shall be the surviving corporation (the “Surviving Corporation”) effective upon the date of August 20, 2010 or when this Agreement is filed with the State of Utah, whichever date is later (the “Effective Date”).

         B.            Succession.  On the Effective Date, Green Utah shall continue its corporate existence under the laws of the State of Utah and the separate existence and corporate organization of Green Delaware, except insofar as it may be continued by operation of law, shall be terminated and cease.

C.    Transfer of Assets and Liabilities.  On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

D.    Common Stock of Green Delaware and Green Utah.  On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of Green Delaware issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassessable shares of the shares of Green Utah at a ratio of 1 to 5, and (ii) each share of Common Stock of Green Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

  Preferred Stock of Green Delaware and Green Utah.  On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each shares of the three class of issued and outstanding Supervoting Preferred Stock, Class B Preferred Stcok of Green Delaware issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassessable shares of the same class of Preferred Stock of Green Utah at a ratio of 1 to 1, and (ii) each share of Preferred Stock of Green Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

   Stock Certificates.  On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock or of the Preferred Stock of Green Delaware shall deemed for all purposes to evidence ownership of and to represent the shares of Green Utah into which the shares of Green Delaware represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation and/or its transfer agent.  The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distribution upon the shares of Green Utah evidenced by such outstanding certificate as above provided.

   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

            Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Green Utah in effect on the Effective Date shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

            Directors.  The directors of Green Delaware immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

            Officers.  The officers of Green Delaware immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

  MISCELLANEOUS

            Further Assurances.  From time to time and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Green Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Green Delaware and otherwise to carry out the purposes of this Merger and this Agreement and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Green Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

            Amendment.  At any time, before or after approval by the shareholders and the directors of Green Delaware, this Agreement may be amended in any manner (except that, the principal terms hereof may not be amended without the further approval of the shareholders of Green Delaware) as may be determined in the judgment of the respective Board of Directors of Green Utah and Delaware to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Agreement.

            Conditions to Merger.  The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):  the Merger documents have been approved by the Shareholders and Directors of Green Delaware in accordance with applicable provisions of the laws and statutes of the State of Delaware and any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of Green Delaware to be material to consummation of the Merger shall have been obtained.

            Abandonment or Deferral.  At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Green Utah or Green Delaware or both, notwithstanding the approval of this Agreement by the Shareholders and Directors of Green Delaware and Green Utah, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Green Delaware and Green Utah, such action would be in the best interest of such corporations.  In the event of termination of this Agreement, this Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or their respective Boards of Directors or shareholders with respect thereto, except that Green Delaware shall pay all expenses incurred in connection with the Merger or in respect of this Agreement or relating thereto.

            Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the Board of Directors of Green Delaware and Green Utah, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

Green Endeavors, Ltd.                                                        Green Endeavors, Inc.

A Delaware Corporation                                                    A Utah Corporation

By:    /s/ Richard Surber                              .                      By:    /s/ Richard Surber                 .

                Richard D. Surber                                                Richard D. Surber

                President and CEO                                              President and CEO